Exhibit 4.1

Execution Version

FIRST AMENDMENT TO

INVESTMENT AGREEMENT

This FIRST AMENDMENT TO INVESTMENT AGREEMENT (this “Amendment”) is dated as of November 11, 2024 and amends the Investment Agreement, dated as of February 24, 2022 (as may be amended or supplemented from time to time, the “Agreement”), by and between James River Group Holdings, Ltd., a Bermuda exempted company (the “Company”), and GPC Partners Investments (Thames) LP, a limited partnership formed under the laws of the Cayman Islands (the “Investor”). All capitalized terms that are not defined elsewhere in this Amendment shall have the respective meanings assigned thereto in the Agreement.

RECITALS

WHEREAS, the Company and the Investor entered into the Agreement, under which the Company issued, sold and delivered to the Investor, and the Investor purchased and acquired from the Company, the Company’s Series A Preferred Shares, having the designations, powers, preferences, rights, qualifications, limitations and restrictions thereof specified in the Certificate of Designations dated as of March 1, 2022 (as amended and restated on the date hereof);

WHEREAS, the Investor has agreed to exchange 37,500 of its Series A Preferred Shares for 5,859,375 Common Shares and the Company and the Investor have agreed to make certain amendments to the Certificate of Designations;

WHEREAS, the Company and the Investor have agreed that it is in the best interests of the parties to amend the terms of the Agreement to reflect the understanding of the parties as of the date of the Agreement with respect to the use of the term “Class A Preferred Shares”;

WHEREAS, the Company and the Investor now wish to modify the terms and conditions of the Agreement with respect to Section 5.05(c);

WHEREAS, pursuant to Section 8.01 of the Agreement, the Agreement may be amended or supplemented in any and all respects only by written agreement of (i) the Company, and (ii) the Investor Parties holding a majority of the Series A Preferred Shares on such date; and

WHEREAS, the Investor holds all of the Series A Preferred Shares on the date hereof.

NOW, THEREFORE, in consideration of the foregoing and mutual promises and covenants contained herein, the Company and the Investor hereby agree as follows:

1.            Exchange.

a.	Contemporaneous with the delivery and execution of this Amendment, the Investor shall deliver to the Company 37,500 Series A Preferred Shares (the “Subject Shares”) standing in the Investor’s name on the books of the Company or otherwise owned by the Investor and all right, title, and interest in and to such Series A Preferred Shares, and any and all claims or rights the Investor may have related to such shares. In consideration therefor, the Company shall issue and deliver, as applicable, 5,859,375 Common Shares to the Investor, which Common Shares shall be validly issued, fully paid, and non-assessable.

b.	Any dividends accrued on the Subject Shares prior to the exchange contemplated by Section 1(a) shall be payable to the Investor in accordance with the terms and conditions of the Certificate of Designations in effect immediately prior to the date hereof, subject to the following modifications:

i.	Dividends on each Subject Share shall accrue on a daily basis, rather than on a quarterly basis, from and including the Issuance Date;

ii.	Upon the exchange of the Subject Shares pursuant to Section 1(a), the Investor shall receive Accrued Dividends (as defined in the Certificate of Designations) for the period following the last day of the most recently completed fiscal quarter and ending on the date hereof; and

iii.	Any dividend payable on the Subject Shares for any partial dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

2.            Amendment to Agreement.

a.            Each time the term “Class A Preferred Shares” is used in Section 5.01(b), Section 5.01(c), Section 5.09(b), Section 5.09(c), Section 8.01 and Section 8.03 of the Agreement, such sections are hereby amended to replace “Class A Preferred Shares” with “Series A Preferred Shares”.

b.            The chart in Section 1.01(b) of the Agreement is hereby amended to add the following defined term in alphabetical order:

Transfer Restriction Voting Threshold                                                      Section 5.05(c)

c.            Section 5.05(c) of the Agreement is hereby amended and restated in its entirety to read as follows with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining:

(c)            Notwithstanding Sections 5.05(a) and (b) of this Agreement or Section 13(a) of the Certificate of Designations, each Investor Party will not at any time, directly or indirectly (without the prior written consent of the Board), Transfer any Series A Preferred Shares or Common Shares issued or issuable upon conversion of the Series A Preferred Shares (y) to a Competitor or an Activist Shareholder, (z) to any Person (other than the Company or its Subsidiaries) that, together with its Affiliates, to the knowledge of such Investor Party at the time it enters into such transaction (after reasonable inquiry), would hold ~~5%~~ 9.9% or more of the outstanding ~~Common Shares~~ voting equity of the Company after giving effect to such Transfer (the “Transfer Restriction Voting Threshold”) ~~transfer~~; provided, that these restrictions shall not apply to Transfers into the public market pursuant to a bona fide, broadly distributed underwritten public offering, in each case made pursuant to the Registration Rights Agreement or through a bona fide sale to the public without registration effectuated pursuant to Rule 144 under the Securities Act; provided, further, that in the event that the AM Best Financial Strength Rating of James River Insurance Company is downgraded or reduced below A- (Excellent), the Transfer Restriction Voting Threshold shall be 19.9%.

3.            Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Agreement not expressly amended or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent, except as expressly stated herein. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

4.            Counterparts; Electronic Signature. This Amendment may be executed and delivered in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Amendment may be executed by facsimile, by any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act, or other Requirements of Law, e.g., www.docusign.com or by .pdf signature by any party and such signature shall be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

5.            Governing Law. This Amendment and all matters, claims or Actions (whether at law, in equity, in Contract, in tort or otherwise) based upon, arising out of or relating to this Amendment or the negotiation, execution or performance of this Amendment, shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

[The remainder of this page has been intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed the day and year first written above.

COMPANY:

JAMES RIVER GROUP HOLDINGS, LTD.

By:	/s/ Frank N. D’Orazio
Name: Frank N. D’Orazio
Title: Chief Executive Officer

INVESTOR:

GPC PARTNERS INVESTMENTS (THAMES) LP

By: GPC Partners II GP LLC, its general partner

By: Gallatin Point Capital LLC, its sole member

By:	/s/ Matthew Botein
Name: Matthew Botein
Title: Managing Partner

[Signature Page to Amendment to Investment Agreement]